Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rudolph Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-132283 and 333-129773) on Form S-8 and the registration statement (No. 333-54860) on Form S-3 of Rudolph Technologies, Inc. of our reports dated March 15, 2006, with respect to the consolidated balance sheets of Rudolph Technologies, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related consolidated financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in this December 31, 2005 annual report on Form 10-K of Rudolph Technologies, Inc.

/s/    KPMG LLP

Short Hills, New Jersey

March 15, 2006